Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS SECOND QUARTER RESULTS
AND NARROWS 2011 EARNINGS GUIDANCE RANGE

Highlights for the quarter include:

    ●  Sales growth of 9%, including 8% from base business
    ●  10% increase in operating income
    ●  13% increase in diluted EPS to $1.19
______________________

COVINGTON, LA. (July 21, 2011) – Pool Corporation (NASDAQ/GSM:POOL) today reported results for the second quarter of 2011.

“With sales growth at the high end of our expectations, we are pleased with our second quarter results and the progress realized toward our 2011 objectives.  Market share gains, gross margin expansion and operational efficiencies all contributed to our solid earnings growth,” said Manuel Perez de la Mesa, President and CEO.

Net sales for the quarter ended June 30, 2011 increased 9% to $706.4 million, compared to $647.5 million in the second quarter of 2010.  Base business sales were up 8% including 1% growth attributed to favorable currency fluctuations.  Sales growth was spurred by market share growth and increases in replacement and construction activities.

Gross profit for the second quarter of 2011 improved 11% to $211.4 million from $190.5 million in the comparable 2010 period.  Gross profit as a percentage of net sales (gross margin) increased 50 basis points to 29.9% in the second quarter of 2011.  The increase in gross margin is primarily due to favorable impacts from improvements in sales, pricing and purchasing discipline and mid-year vendor price increases.  Higher freight out income, which compensated for higher delivery costs, also contributed 12 basis points to the gross margin improvement.

Selling and administrative expenses (operating expenses) increased 12% to $113.5 million in the second quarter of 2011 compared to the same period in 2010.   Base business operating expenses were up 10% compared to the second quarter of 2010, including increases of 5% from higher incentive expenses, over 1% due to higher delivery costs and approximately 1% each related to increases in other variable expenses, the impact from currency fluctuations and bad debt expense, which was comparatively higher due to an adjustment in the second quarter of 2010 that reduced the allowance for doubtful accounts.  Based on results through the seasonally critical second quarter and the fact that employee incentives are largely recorded based on profits and profit growth, the majority of the expected annual incentive expenses have been recorded as of the end of the quarter.

Operating income increased 10% to $97.9 million from $88.9 million in the comparable 2010 period.  Operating income as a percentage of net sales (operating margin) was slightly higher at 13.9% for the second quarter of 2011 compared to 13.7% for the same period in 2010.  Interest expense was down slightly quarter over quarter despite an 8% increase in average debt levels.

Net income increased 11% to $58.6 million in the second quarter of 2011 compared to $52.8 million in the second quarter of 2010.  Earnings per share for the second quarter of 2011 increased 13% to $1.19 per diluted share compared to $1.05 per diluted share for the same period in 2010.

Net sales for the six months ended June 30, 2011 increased 11% to $1,019.3 million from $917.3 million in the comparable 2010 period, driven by a 10% improvement in base business sales.  Gross margin increased 60 basis points to 29.7% in the first half of 2011 from 29.1% for the same period last year.

Operating expenses were up 10% compared to the first half of 2010, including an 8% increase in base business operating expenses.  Operating income for the first six months of 2011 increased 22% to $98.5 million compared to $81.0 million in the same period last year.  Interest expense declined $0.8 million in the first six months of 2011 on slightly lower average debt levels compared to the same period in 2010.

Earnings per share for the first six months of 2011 increased 26% to $1.17 per diluted share on net income of $57.9 million, compared to $0.93 per diluted share on net income of $46.7 million in the comparable 2010 period.

On the balance sheet, total net receivables increased 11% compared to June 30, 2010 reflecting the combined impact of higher June sales, greater vendor receivables and balances related to recent acquisitions.  Inventory levels increased 18% to $389.8 million at June 30, 2011 compared to levels at June 30, 2010, reflecting the volume of inventory purchases made in advance of 2011 mid-season vendor price increases, higher inventory replenishment levels driven by sales growth and inventories related to recent acquisitions.  Total debt outstanding at June 30, 2011 was $306.0 million, up $39.9 million compared to June 30, 2010.

Cash used in operations was $18.9 million in the first half of 2011 compared to cash provided by operations of $28.7 million in the first half of 2010.  The change reflects the impact of higher receivables balances attributed primarily to sales growth and the timing of payments related to tactical inventory purchases.  Adjusted EBITDA (as defined in the addendum to this release) was $102.8 million in the second quarter of 2011 compared to $93.8 million in the second quarter of 2010, and $107.8 million for the six months ended June 30, 2011 compared to $90.4 million for the six months ended June 30, 2010.

“In light of our year to date results and progress through our seasonally important second quarter, we are narrowing our earnings guidance by increasing the bottom end of the range.  Our updated fiscal 2011 earnings guidance is now a projected range of $1.38 to $1.45 per diluted share, compared to the previous range of $1.35 to $1.45 per diluted share,” said Perez de la Mesa.  “Consistent with the outlook we provided earlier this year, the second half of the year has tougher sales and margin comparisons.  Our expectations are for more modest sales and earnings growth in this period as we do not expect any notable changes in the external environment.  Nonetheless, we are confident that the year will continue to be a pivotal one for our company and the industry as a whole.”

POOLCORP is the largest wholesale distributor of swimming pool and related backyard products. Currently, POOLCORP operates 297 sales centers in North America and Europe, through which it distributes more than 160,000 national brand and private label products to roughly 80,000 wholesale customers.  For more information, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings.  The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.  Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOLCORP’s 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT:

  Craig K. Hubbard
  985.801.5117
  craig.hubbard@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net sales	$706,423	$647,467	$1,019,312	$917,300
Cost of sales	494,984	456,933	716,463	650,474
Gross profit	211,439	190,534	302,849	266,826
Percent	29.9%	29.4%	29.7%	29.1%

Selling and administrative expenses	113,518	101,665	204,352	185,845
Operating income	97,921	88,869	98,497	80,981
Percent	13.9%	13.7%	9.7%	8.8%

Interest expense, net	1,824	1,928	3,469	4,282
Income before income taxes and equity earnings (losses)	96,097	86,941	95,028	76,699
Provision for income taxes	37,670	34,167	37,251	30,142
Equity earnings (losses) in unconsolidated investments	150	(4)	162	102
Net income	$58,577	$52,770	$57,939	$46,659

Earnings per share:
Basic	$1.21	$1.07	$1.19	$0.95
Diluted	$1.19	$1.05	$1.17	$0.93
Weighted average shares outstanding:
Basic	48,231	49,513	48,546	49,355
Diluted	49,116	50,445	49,352	50,169

Cash dividends declared per common share	$0.14	$0.13	$0.27	$0.26

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30,	June 30,	Change
	2011	2010	$	%

Assets
Current assets:
Cash and cash equivalents	$37,218	$36,985	$233	1%
Receivables, net	266,032	238,638	27,394	11
Product inventories, net	389,763	331,537	58,226	18
Prepaid expenses and other current assets	7,692	8,001	(309)	(4)
Deferred income taxes	10,211	10,681	(470)	(4)
Total current assets	710,916	625,842	85,074	14

Property and equipment, net	38,732	32,162	6,570	20
Goodwill	178,516	178,087	429	–
Other intangible assets, net	12,221	13,861	(1,640)	(12)
Equity interest investments	1,052	1,083	(31)	(3)
Other assets, net	29,113	28,836	277	1
Total assets	$970,550	$879,871	$90,679	10%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$247,904	$221,374	$26,530	12%
Accrued expenses and other current liabilities	79,794	70,816	8,978	13
Current portion of long-term debt and other long-term liabilities	100,033	24,220	75,813	>100
Total current liabilities	427,731	316,410	111,321	35

Deferred income taxes	26,151	22,132	4,019	18
Long-term debt	206,049	242,131	(36,082)	(15)
Other long-term liabilities	7,663	7,747	(84)	(1)
Total liabilities	667,594	588,420	79,174	13
Total stockholders’ equity	302,956	291,451	11,505	4
Total liabilities and stockholders’ equity	$970,550	$879,871	$90,679	10%
                                __________________

1.	The allowance for doubtful accounts was $5.4 million at June 30, 2011 and $8.3 million at June 30, 2010.

2.	The inventory reserve was $7.5 million at June 30, 2011 and $8.1 million at June 30, 2010.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2011	2010	Change
Operating activities
Net income	$57,939	$46,659	$11,280
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	4,470	4,469	1
Amortization	898	1,190	(292)
Share-based compensation	4,084	4,034	50
Excess tax benefits from share-based compensation	(2,021)	(1,102)	(919)
Equity earnings in unconsolidated investments	(162)	(102)	(60)
Other	(2,798)	(3,914)	1,116
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(161,549)	(132,960)	(28,589)
Product inventories	(40,962)	29,410	(70,372)
Accounts payable	78,192	37,793	40,399
Other current assets and liabilities	42,970	43,238	(268)
Net cash (used in) provided by operating activities	(18,939)	28,715	(47,654)

Investing activities
Acquisition of businesses, net of cash acquired	(2,637)	(4,872)	2,235
Purchase of property and equipment, net of sale proceeds	(12,427)	(5,084)	(7,343)
Other investments	(113)	–	(113)
Net cash used in investing activities	(15,177)	(9,956)	(5,221)

Financing activities
Proceeds from revolving line of credit	345,049	216,539	128,510
Payments on revolving line of credit	(237,700)	(177,637)	(60,063)
Payments on long-term debt and other long-term liabilities	(125)	(24,118)	23,993
Payments of deferred acquisition consideration	(500)	(500)	–
Payments of deferred financing costs	–	(145)	145
Excess tax benefits from share-based compensation	2,021	1,102	919
Proceeds from stock issued under share-based compensation plans	7,826	3,172	4,654
Payments of cash dividends	(13,074)	(12,858)	(216)
Purchases of treasury stock	(43,725)	(1,534)	(42,191)
Net cash provided by financing activities	59,772	4,021	55,751
Effect of exchange rate changes on cash	1,841	(1,638)	3,479
Change in cash and cash equivalents	27,497	21,142	6,355
Cash and cash equivalents at beginning of period	9,721	15,843	(6,122)
Cash and cash equivalents at end of period	$37,218	$36,985	$233

ADDENDUM

Base Business Results

Since there was only a 1% difference between consolidated and base business sales growth for both the second quarter and the first six months of 2011, we have omitted the schedule that breaks out our consolidated results into the base business component and the excluded component.  In our calculation of base business results, we have excluded the following acquisitions for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
The Kilpatrick Company, Inc.	May 2011	4	May 2011 – June 2011
Turf Equipment Supply Co.	December 2010	3	January 2011 – June 2011
Pool Boat and Leisure, S.A.	December 2010	1	January 2011 – June 2011
Les Produits de Piscine Metrinox Inc.	April 2010	2	January 2011 – June 2011 and April 2010 – June 2010

The base business results also exclude one new market sales center that opened in the second quarter of 2010, one new market sales center that opened in the second quarter of 2011 and one existing sales center that was consolidated into an acquired sales center in May 2011.

We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales.  After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.

The table below summarizes the changes in our sales centers in the first half of 2011:

December 31, 2010	291
Acquired	4
New locations (1)	4
Consolidated	(2)
June 30, 2011	297

(1)	Includes two new sales centers in Florida, one new sales center in Puerto Rico and one sales center in Oregon that reopened (a previous SCP network location that closed in December 2007 and has operated within a Horizon network sales center since then).

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, depreciation, amortization, share-based compensation, goodwill and other non-cash impairments and equity earnings or loss in unconsolidated investments.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP).  We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2011	2010	2011	2010
Net income	$58,577	$52,770	$57,939	$46,659
Add:
Interest expense (1)	1,824	1,928	3,469	4,282
Provision for income taxes	37,670	34,167	37,251	30,142
Share-based compensation	2,192	2,163	4,084	4,034
Equity (earnings) losses in unconsolidated investments	(150)	4	(162)	(102)
Depreciation	2,263	2,245	4,470	4,469
Amortization (2)	380	492	750	958
Adjusted EBITDA	$102,756	$93,769	$107,801	$90,442

(1)	Shown net of interest income and includes amortization of deferred financing costs as discussed below.
(2)
Excludes amortization of deferred financing costs of $74 and $131 for the three months ended June 30, 2011 and June 30, 2010, respectively, and $148 and $232 for the six months ended June 30, 2011 and June 30, 2010, respectively.

The table below presents a reconciliation of Adjusted EBITDA to net cash provided by (used in) operating activities.  Please see page 5 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2011	2010	2011	2010
Adjusted EBITDA	$102,756	$93,769	$107,801	$90,442
Add:
Interest expense, net of interest income	(1,750)	(1,797)	(3,321)	(4,050)
Provision for income taxes	(37,670)	(34,167)	(37,251)	(30,142)
Excess tax benefits from share-based compensation	(616)	(307)	(2,021)	(1,102)
Other	(1,606)	(1,585)	(2,798)	(3,914)
Change in operating assets and liabilities	(42,925)	(1,914)	(81,349)	(22,519)
Net cash provided by (used in) operating activities	$18,189	$53,999	$(18,939)	$28,715